UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2019

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Louisiana, Suite 3500, Houston, Texas 77002

(Address of principal executive offices)

(210) 998-4035

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Information

As of December 4, 2019, Camber Energy, Inc. (the “Company”, “we” and “us”), had 4,319,036 shares of common stock issued and outstanding. The increase in our outstanding shares of common stock from the date of the Company’s October 29, 2019, 1-for-50 reverse stock split (after which the Company had approximately 1.5 million shares of common stock issued and outstanding), is due to conversions of shares of Series C Preferred Stock of the Company into common stock, and conversion premiums due thereon, which are payable in shares of common stock, pursuant to the designation of such Series C Preferred Stock, at a current conversion price of $0.001 per share. The conversions are in the sole discretion of the Series C Preferred Stock holders.

As a result of the above, and the decrease in authorized shares of common stock of the Company which was affected in connection with the October 29, 2019 reverse stock split (which decreased the Company’s total authorized common stock in the same ratio as the reverse split of our outstanding common stock, to 5 million shares), as of December 4, 2019, the Company had only 680,964 shares of common stock available for future issuances. Because the Series C Preferred Stock converts pursuant to its terms into significantly more shares of common stock than are currently available for future issuance, and because the holders of the Series C Preferred Stock have been requesting conversions (and/or issuances of shares held in abeyance following prior conversions) almost every trading day, we anticipate running out of authorized but unissued shares of common stock within the next few weeks at which time there will be 5,000,000 issued and outstanding shares of common stock. At such time as we run out of authorized but unissued shares of common stock the dilution to common shareholders which has historically been caused by conversions of Series C Preferred Stock will cease, and the number of outstanding shares of common stock will be fixed, until such time in the future as the Company requests, and receives, shareholder approval for an increase in the total number of authorized shares of common stock.

Notwithstanding the above, we also anticipate that when we reach the limit of our authorized common stock it may negatively affect our ability to undertake transactions which may be accretive to shareholder value. For example, until such time as our authorized shares of common stock are increased (which will require shareholder approval at an annual or special meeting of shareholders), we will not be able to issue any shares of common stock upon the conversion of outstanding preferred stock and we will not be able to use our common stock as consideration for any acquisitions or combination transactions. Furthermore, we may not be able to sell equity or convertible debt to raise funding, or issue share based compensation to officers, directors, employees or consultants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

By:	/s/ Robert Schleizer
Name:	Robert Schleizer
Title:	Chief Financial Officer

Date: December 5, 2019